Exhibit 99.1

                Microsoft Files Suit Against Immersion

    SAN JOSE, Calif.--(BUSINESS WIRE)--June 19, 2007--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, today announced that it has been sued by Microsoft Corporation ("Microsoft") in the United States District Court for the Western District of Washington. The complaint alleges that Immersion has breached its sublicense agreement dated July 25, 2003 with Microsoft and seeks damages, specific performance, declaratory judgment and attorneys fees and costs. Under Immersion's sublicense agreement with Microsoft, in the event of a settlement with Sony Computer Entertainment, Immersion is obligated to pay Microsoft a minimum of $15.0 million for any amounts received from Sony up to $100.0 million, plus 25% of any amounts over $100.0 million up to $150.0 million, and 17.5% of any amounts over $150.0 million.

    Immersion believes that it is not obligated under the sublicense agreement with Microsoft to make any payment to Microsoft relating to the conclusion of its litigation with Sony Computer Entertainment. Immersion intends to defend this lawsuit vigorously.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology (www.immersion.com/corporate/products/), electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion's technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the U.S. and other countries.

    Forward-Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any statements regarding the outcome of the lawsuit discussed in this press release, and any statement or assumption underlying the foregoing.

    Immersion and the Immersion logo are trademarks of Immersion Corporation in the U.S. and other countries. All other trademarks are the property of their respective owners.

    CONTACT: A&R Edelman
             Reagan Crossley, +1-650-762-2955
             Reagan.Crossley@ar-edelman.com